Exhibit 5.3

May 2, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Ladies and Gentlemen:

We have acted as special Nevada counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 (as amended to date, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of $850,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes Due 2021 (the “Exchange Notes”), which will be guaranteed (the “Exchange Guarantees”) by certain subsidiaries of the Company (collectively, the “Guarantors”), including, without limitation, Belterra Resort Indiana, LLC, a Nevada limited liability company (“Belterra”), PNK (Reno), LLC, a Nevada limited liability company (“PNK Reno”), Yankton Investments, LLC, a Nevada limited liability company (“Yankton”), and Cactus Pete’s, Inc., a Nevada corporation (together with Belterra, PNK Reno and Yankton, the “Nevada Subsidiary Guarantors”), such Exchange Guarantees to be evidenced by a notation of guarantee made by each of the Guarantors (the “Notation of Guaranty”). The Exchange Notes, when issued, will be, and the Exchange Guarantees are, governed by that certain Indenture, dated as of August 5, 2013 (as supplemented by the Supplemental Indenture (as defined below), the “Indenture”), by and among PNK Finance Corp., a Delaware corporation, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented and amended by that certain Supplemental Indenture, dated as of August 13, 2013, by and among the Company, the Guarantors and the Trustee (the “Supplemental Indenture”). This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the issuance of the Exchange Notes and with the Exchange Guarantees, as contemplated by the Indenture and as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Indenture and the Registration Statement.

For purposes of this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Indenture, (iii) the form of the Notation of Guaranty, (iv) the articles of organization and operating agreement, or articles of incorporation and bylaws, as applicable, of each of the Nevada Guarantors, each as amended to date and (v) such other documents, agreements, instruments and limited liability company or corporate records and proceedings, as we have deemed necessary or appropriate. We have also obtained from officers, managers and other representatives of the Company and the Nevada Subsidiary Guarantors, as applicable, and from public officials, and have relied upon, as to factual matters only, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101

bhfs.com	Brownstein Hyatt Farber Schreck, LLP

Pinnacle Entertainment, Inc.

May 2, 2014

Without limiting the generality of the foregoing, in rendering this opinion letter, we have assumed without independent verification that (i) each natural person executing a document has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iii) all limited liability company and corporate records made available to us by the Nevada Subsidiary Guarantors, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the general limited liability company and corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers and distributions.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Supplemental Indenture has been duly authorized, executed and delivered by each of the Nevada Subsidiary Guarantors.

2. Each of the Exchange Guarantees to which a Nevada Subsidiary Guarantor is a party, and the execution and delivery by each Nevada Subsidiary Guarantor of the Notation of Guaranty, have been duly authorized by such Nevada Subsidiary Guarantor.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and, if required under the rules of the Commission, to the reference to our firm in the Registration Statement under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Irell & Manella LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the validity of the Exchange Notes and the Exchange Guarantees, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP